EXHIBIT 99.1

S&W Seed Releases Financial Results for
Fiscal Year Ended June 30, 2011

For Immediate Release

Contact: Robert Blum, Joe Dorame, Joe Diaz
Lytham Partners, LLC
602-889-9700
sanw@lythampartners.com

FIVE POINTS, California　-　September 19, 2011 - S&W Seed Company (Nasdaq: SANW) today released financial results for the fiscal year and the fourth quarter ended June 30, 2011.

For the fiscal year, S&W Seed Company reported revenues of $3.6 million compared to $6.7 million in the prior year. The Company primarily attributes this revenue decrease to management's strategic decision to retain higher than normal inventory levels, and withhold certain alfalfa seed varieties from the international market, while grower demand and pricing corrected from oversupply conditions. For the fiscal year, the company's preliminary net loss was $811,448, or $(0.14) per basic and diluted share. This compares to net income excluding non-controlling interests of $384,476 or $0.11 per basic and diluted share for fiscal year 2010.

For the fiscal quarter ended June 30, 2011, S&W Seed Company reported revenues of $1.4 million compared to $1.2 million in the comparable quarter last year, an increase of 11%. This marks the highest quarterly revenue of the year reflecting the resumption of international shipments towards the end of the quarter as demand and pricing for the company's proprietary alfalfa seed varieties increased. As previously reported in the second and third fiscal quarters, the company made a strategic decision to protect margins and storehouse our proprietary seed until market prices in Saudi Arabia rebounded to higher levels. Based on the recent spike in demand and pricing, our decision not to discount our seed in the Saudi Arabian market, as some of our competitors seem to have done, has proven to be the correct decision.

According to the USDA, alfalfa hay is trading at record high prices due to shortages and increased global demand. In July 2011, the national average was $189 per ton, compared with $117 per ton in the previous year. While not a direct correlation to alfalfa seed pricing, the company believes the significantly increased price for alfalfa hay will translate into increased farming production into the future, which increases the demand for the high yielding varieties that the company produces.

Mark Grewal, president and chief executive officer of S&W Seed Company commented, "Given our view that these oversupply conditions were temporary and that commodity prices would recover from recession levels, we decided to maintain inventories until pricing improved. Towards the end of the fourth quarter, we recommenced shipments into the international markets due to the strong pricing that our non-dormant, high yielding, salt tolerant varieties are now commanding. With higher levels of inventory on hand, we are well positioned to take advantage of these strong market conditions. Based on improved market conditions and conversations with our customers, we expect meaningful revenue growth in fiscal year 2012."

For the quarter end June 30, 2011, the company reported a net loss of $181,539, or $(0.03) per basic and diluted share. This compares to a net loss of $260,664 or $(0.06) per basic and diluted share in the fourth quarter of fiscal year 2010. This loss for the 2011 fourth quarter includes approximately $110,000, or $(0.02) per basic and diluted share, of R&D expenditures pertaining to the company's ongoing investment in the development of S&W's new U.S. stevia initiative and costs of developing new proprietary alfalfa seed varieties. As previously communicated, the company has incurred certain costs pertaining to the research and development of its stevia program with the expectation that S&W will eventually become the first commercial provider of stevia in the United States. The company is harvesting stevia leaf for shipment to its partner, PureCircle, with initial stevia revenues expected to be recognized in the company's fiscal second quarter, ended December 31, 2011.

Mr. Grewal continued, "We are reaching an inflection point in our stevia program where the investments in R&D we have made over the last two years will translate into revenues in the coming quarters. We believe we have assembled some of the top agronomists in the world to develop a breed of stevia that will consistently yield high levels of Reb-A, the all-natural sweetener component of stevia, and will stand up to the rigors of highly mechanized American farming. If this initial harvest yields the results we expect, S&W Seed will be poised to be a leading provider in the rapidly growing stevia market."

Matthew Szot, chief financial officer of S&W Seed Company commented, "The execution of the Company's strategic plans has been facilitated by our strong balance sheet and robust inventory levels. With $3.7 million in cash, $11.0 million of net working capital and no debt, we are well positioned to capitalize on current market conditions as well as other strategic initiatives."

Mr. Grewal concluded, "Fiscal year 2012 is shaping up to be a transformative year for the company. We are well positioned in our core alfalfa seed business to take advantage of the strong pricing indications we are seeing. Likewise, the time, the resources and the personnel dedicated to the development of our stevia program are beginning to yield measurable results. Finally, we are continuing to see increased demand for our seed processing and milling services. We look forward to using our assets to drive value creation for our shareholders for the future."

About S&W Seed Company
Founded in 1980 and headquartered in the Central Valley of California, S&W Seed Company is a leading producer of warm climate, high yield alfalfa seed varieties, including varieties that can thrive in poor, saline soils, as verified over decades of university-sponsored trials. S&W also offers seed cleaning and processing at its 40-acre facility in Five Points, California and has recently launched a business expansion initiative centered on its plan to mass produce stevia leaf in the U.S. in response to growing global demand for the all-natural, zero calorie sweetener from the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement
This release contains "forward- looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-

looking statements as a result of various factors and other risks identified in the Company's 10-K for the fiscal year ended June 30, 2010, and other filings made by the Company with the Securities and Exchange Commission.

Financial Tables Follow

S&W SEED COMPANY
(A DELAWARE CORPORATION)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	June 30,
	2011	2010
Revenue
Seed revenue	$2,664,256	$6,122,291
Milling and other revenue	977,124	606,729
Total revenue	3,641,380	6,729,020

Cost of revenue
Cost of seed revenue	2,052,032	4,649,900
Cost of milling and other revenue	228,823	230,350
Total cost of revenue	2,280,855	4,880,250

Gross profit	1,360,525	1,848,770

Operating expenses
Selling, general and administrative expenses (including stock-based compensation expense of $122,185 and $0)	2,166,375	1,017,608
Research and development expenses	450,016	218,834
Depreciation and amortization	242,431	216,035

Total operating expenses	2,858,822	1,452,477

Income (loss) from operations	(1,498,297)	396,293

Other (income) expense
Loss on sale of fixed assets	5,706	-
Interest (income) expense, net	(6,978)	101,890

Net income (loss) before income tax benefit	(1,497,025)	294,403

Income tax (benefit) expense	(685,577)	(184,488)
	-
Net income (loss) including noncontrolling interests	$(811,448)	$478,891
Net income attributable to noncontrolling interests	-	94,415
Net income (loss) attributable to S&W Seed Company	$(811,448)	$384,476

Net income (loss) attributable to S&W Seed Company
per common share:
Basic	$(0.14)	$0.11
Diluted	$(0.14)	$0.11

Weighted average number of common shares outstanding:
Basic	5,800,000	3,415,385
Diluted	5,800,000	3,415,385

S&W SEED COMPANY
(A DELAWARE CORPORATION)
CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2011	2010
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$3,738,544	$7,830,517
Accounts receivable, net	1,803,909	2,114,868
Inventories	5,664,119	2,714,183
Prepaid expenses and other current assets	58,451	75,901
Deferred tax asset	352,393	184,488
TOTAL CURRENT ASSETS	11,617,416	12,919,957

Property, plant and equipment, net of accumulated depreciation	2,299,306	2,110,503
Other intangibles, net	502,436	548,674
Stevia production costs	220,431	-
Deferred tax asset - long term	517,672	-
TOTAL ASSETS	$15,157,261	$15,579,134

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$207,074	$294,477
Accounts payable - related party	218,863	1,782
Accrued expenses and other current liabilities	169,060	31,348
TOTAL CURRENT LIABILITIES	594,997	327,607

TOTAL LIABILITIES	594,997	327,607

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock, $0.001 par value; 50,000,000 shares authorized;
5,800,000 issued and outstanding
at June 30, 2011 and June 30, 2010	5,800	5,800
Additional paid-in capital	14,604,716	14,482,531
Retained earnings (deficit)	(48,252)	763,196
TOTAL STOCKHOLDERS' EQUITY	14,562,264	15,251,527
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,157,261	$15,579,134

S&W SEED COMPANY
(A DELAWARE CORPORATION)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) including noncontrolling interests	$(811,448)	$478,891
Adjustments to reconcile net income (loss) from operating activities to net cash used in operating activities
Accretion of acquisition purchase obligation	-	36,540
Stock based compensation	122,185	-
Bad debt expense	3,587	-
Depreciation and amortization	242,431	216,035
Loss on disposal of fixed assets	5,706	-
Changes in:
Accounts receivable	307,372	(1,728,509)
Inventories	(2,947,680)	(1,602,720)
Prepaid expenses and other current assets	17,450	(61,536)
Stevia production costs	(220,431)	-
Deferred tax asset	(685,577)	(184,488)
Due from related parties	-	63,693
Accounts payable	(87,403)	279,443
Accounts payable - related party	217,081	-
Accrued expenses and other current liabilities	137,712	24,699
Net cash used in operating activities	(3,699,015)	(2,477,952)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(397,458)	(39,116)
Proceeds from disposal of property, plant and equipment	4,500	-
Net cash used in investing activities	(392,958)	(39,116)

CASH FLOWS FROM FINANCING ACTIVITIES
Withdrawals by owners	-	(79,614)
Equity offering costs	-	(1,153,444)
Repayment of acquisition purchase obligation	-	(600,000)
Repayment of promissory notes	-	(730,000)
Net proceeds from initial public offering	-	13,975,500
Capital contribution from owners	-	-
Borrowing (repayments) on revolving credit loan	-	(975,682)
Repayments to related parties	-	(89,542)
Net cash provided by financing activities	-	10,347,218

NET INCREASE OR (DECREASE) IN CASH	(4,091,973)	7,830,150

CASH AND CASH EQUIVALENTS, beginning of the period	7,830,517	367

CASH AND CASH EQUIVALENTS, end of period	$3,738,544	$7,830,517